QuickLinks -- Click here to rapidly navigate through this document

Exhibit 16.1

BDO Seidman, LLP Accountants and Consultants	90 Woodbridge Center Drive, Suite 710 Woodbridge, New Jersey 07095 Telephone: (732)750-0900 Fax: (732)750-1222

February 4, 2003

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to item 4 of Form 8-K for the event that occurred on February 4, 2003, to be filed by our former client, Equifin, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP

QuickLinks

  Exhibit 16.1